Exhibit (a)(12)

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               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                     Year Ended 30 September
                                               ---------------------------------------------------------------
                                                1995          1996          1997          1998          1999
                                              --------      --------       -------      --------      --------
                                                                   (Millions of dollars)
Earnings:
Income before extraordinary item and
  the cumulative effect of accounting
  changes:
                                                $368.2         $416.4        $429.3        $546.8        $450.5

Add (deduct):
  Provision for income taxes                     186.2          195.5         203.4         280.9         209.5

  Fixed charges, excluding capitalized
   interest                                      148.8          184.0         233.0         202.8         194.4

  Capitalized interest amortized during
   the period                                      9.1            9.4           8.3           7.4           6.1

  Undistributed earnings of less-than-
   fifty-percent-owned affiliates                (25.4)         (40.6)        (31.1)        (25.3)        (44.5)
                                                ------         ------        ------      --------        ------

   Earnings, as adjusted                        $686.9         $764.7        $842.9      $1,012.6        $816.0
                                                ======         ======        ======      ========        ======

Fixed Charges:

Interest on indebtedness, including
  capital lease obligations                     $139.4         $171.7        $217.8        $186.7        $175.4

Capitalized interest                              18.5           20.0          20.9          18.4          24.7

Amortization of debt discount premium
    and expense                                     .2            1.5           1.8           1.9           1.3

Portion of rents under operating leases
   representative of the interest factor           9.2           10.8          13.4          14.2          17.7
                                                ------         ------        ------      --------        ------

     Fixed charges                              $167.3         $167.3        $204.0        $221.2        $219.1
                                                ======         ======        ======      ========        ======

Ratio of Earnings to Fixed Charges:                4.1            4.1           3.7           4.6           3.7
                                                ======         ======        ======      ========        ======

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